Exhibit 3.1

ARTICLES OF ASSOCIATION of:

Sensata Technologies Holding B.V.,

having its registered offices in Almelo.

The articles of association were amended lately by notarial deed, executed before R. van Bork, civil law notary in Amsterdam, the Netherlands, on 29 September 2006, for which the ministerial declaration of no objections was granted on 27 September 2006 under number B.V. 346959.

The company is registered with the Trade Register of the Chamber of Commerce and Industries for De Veluwe and Twente, under registration number 24192692.

ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1	In these Articles of Association the following words shall have the following meanings:

a.	a “Share”:

a share in the capital of the Company;

b.	a “Shareholder”:

a holder of one or more Shares;

c.	the “Shareholders’ Body”:

the body of the Company consisting of Shareholders entitled to vote together with pledgees and usufructuaries to whom voting rights attributable to Shares accrue;

d.	a “Subsidiary”:

a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code.

e.	a “General Meeting of Shareholders”:

a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

f.	the “Management Board”:

the management board of the Company;

g.	“in writing”:

by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form, provided that the identity of the sender can be sufficiently established;

h.	the “Distributable Equity”:

the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

i.	a “Company Body”:

the Management Board or the Shareholders’ Body.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

Article 2. Name and Official Seat.

2.1	The Company’s name is: Sensata Technologies Holding B.V.

2.2	The official seat of the Company is Almelo, the Netherlands.

Article 3. Objects.

The objects of the Company are:

a.	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

b.	to finance businesses and companies;

c.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

d.	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

e.	to grant guarantees, to bind the company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

f.	to acquire, alienate, manage and exploit registered property and items of property in general;

g.	to trade in currencies, securities and items of property in general;

h	to develop and trade in patents, trade marks, licenses, know-how and other industrial property rights;

i.	to perform any and all activities of an industrial, financial or commercial nature;

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

Article 4. Authorized Capital.

4.1	The authorized capital of the Company equals one million seven hundred fifty thousand Euro (EUR 1,750,000).

4.2	The authorized capital of the Company is divided into one hundred seventy-five million (175,000,000) Shares of one eurocent (EUR 0.01) nominal value each.

4.3	All Shares shall be registered. No share certificates shall be issued.

4.4	The Shares shall consecutively be numbered from 1 onwards.

Article 5. Register of Shareholders.

5.1	The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded. The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders.

5.2	Section 2:194 of the Dutch Civil Code applies to the register of Shareholders.

Article 6. Issuance of Shares.

6.1	Shares may be issued pursuant to a resolution of the Management Board.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3	Shareholders shall not have a right of pre-emption upon issuance of Shares.

6.4	The provisions of Articles 6.1, 6.2 and 6.3 shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.5	The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

Article 7. Payment for Shares. Share Premium Account.

7.1	The full nominal amount of each Share must be paid upon issuance.

7.2	Payment for a Share must be made in cash insofar as no other manner of payment has been agreed on. If, after the incorporation, payment is made in a foreign currency, the Management Board shall deposit at the trade register a statement, as referred to in paragraph 2 of Section 2:203a of the Dutch Civil Code, from a banker as referred to in paragraph 3 of Section 2:203a of the Dutch Civil Code within two weeks after the payment.

Article 8. Own Shares.

8.1	When issuing Shares, the Company may not subscribe for its own Shares.

8.2	The Company may acquire fully paid in Shares or depositary receipts thereof, provided either no valuable consideration is given, or:

a.	the Distributable Equity is at least equal to the purchase price; and

b.	the aggregate nominal value of the Shares or depositary receipts thereof to be acquired, and of the Shares or depositary receipts thereof already held by the Company and its Subsidiaries, does not exceed half of the Company’s issued capital; and

c.	the acquisition has been authorized by the Shareholders’ Body or by another Company Body which is designated for this purpose by the Shareholders’ Body.

8.3	For the validity of the acquisition, the amount of equity appearing from the last adopted balance sheet, reduced by the acquisition price for Shares or depositary receipts thereof and further reduced by distributions of profits or at the expense of reserves to others, which have become due from the Company and its Subsidiaries after the balance sheet date, shall be decisive. An acquisition in accordance with Article 8.2 shall not be permitted, if more than six months have elapsed after the end of a financial year without the annual accounts having been adopted.

8.4	The foregoing provisions of this Article 8 shall not apply to Shares which the Company acquires by universal succession of title.

8.5	Shares or depositary receipts thereof held by the Company may be transferred pursuant to a resolution of the Shareholders’ Body. A resolution to transfer such Shares or depositary receipts thereof shall stipulate the conditions of transfer. The transfer of Shares held by the Company shall furthermore be subject to the provisions of the share transfer restrictions clause contained in these Articles of Association.

Article 9. Financial Assistance.

9.1	The Company may not give security, guarantee the price, or in any other way answer to or bind itself either severally or jointly for or on behalf of third parties, with a view to a subscription for or an acquisition of Shares or depositary receipts thereof by others. This prohibition also applies to Subsidiaries.

9.2	The Company may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, but not in excess of the amount of the Distributable Equity.

9.3	The Company shall maintain a non-distributable reserve up to the outstanding amount of the loans referred to in Article 9.2.

Article 10. Reduction of the Issued Capital.

10.1	The Shareholders’ Body may resolve to reduce the Company’s issued capital.

10.2	A reduction of the Company’s issued capital may be effected:

a.	by cancellation of Shares held by the Company or for which the Company holds the depositary receipts; or

b.	by reducing the nominal value of Shares, to be effected by an amendment of these Articles of Association.

10.3	A reduction of the nominal value of Shares, with or without repayment, must be effected in proportion to all Shares. This principle may be deviated from with the consent of all Shareholders involved.

10.4	The notice of a General Meeting of Shareholders at which a resolution to reduce the Company’s issued capital shall be proposed, shall state the purpose of the capital reduction and the manner in which it is to be achieved. The provisions in these Articles of Association relevant to a proposal to amend the Articles of Association shall apply by analogy.

10.5	A reduction of the Company’s issued capital shall furthermore be subject to the provisions of Sections 2:208 and 2:209 of the Dutch Civil Code.

Article 11. Transfer of Shares.

11.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

11.2	Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.

Article 12. Blocking Clause (Management Board).

12.1	A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 12, unless (i) the Management Board has approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

12.2	A Shareholder wishing to transfer one or more of his Shares (hereinafter: the “Applicant”) shall require the approval of the Management Board for such transfer. The request for approval shall be made by the Applicant by means of a written notification to the chairman of the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Applicant wishes to transfer such Shares. The chairman shall be obliged to convene and to hold a meeting of the Management Board to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

12.3.	Within a period of three months of the Management Board granting the approval requested, the Applicant may transfer the total number of the Shares to which the request relates, and not part thereof, to the person or persons named in the request.

12.4.	If:

a.	the Management Board does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the chairman of the Management Board; or

b.	the approval has been refused without the Management Board having informed the Applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the Shares to which the request for approval relates for payment in cash (hereinafter: “Interested Parties”), the approval requested shall be considered to have been granted, in the event mentioned under a on the final day of the six week period mentioned under a. The Company shall only be entitled to act as an Interested Party with the consent of the Applicant.

12.5	The Shares to which the request for approval relates can be purchased by the Interested Parties at a price to be mutually agreed between the Applicant and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairman of the Chamber of Commerce and Factories at which the Company is registered in the Commercial Register. If an expert is appointed, he shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

12.6	Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares to which the request for approval relates they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

12.7	The Applicant may withdraw up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares to which the request for approval relates and at what price.

12.8	All notifications and notices referred to in this Article 12 shall be made by certified mail or against acknowledgement of receipt.

12.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

a.	the Applicant if he withdraws;

b.	the Applicant and the buyers for equal parts if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased;

c.	the Company, in cases not provided for under a or b.

12.10

In the event of (i) application of the regulation on the restructuring of debts of a natural person in respect of a Shareholder, (ii) suspension of payments or bankruptcy of a Shareholder, (iii) the appointment of a custodian to administer the affairs of a Shareholder, (iv) a court decision pursuant to which one or more assets of a Shareholder are placed under curatorship as a result of his physical or mental condition, or (v) the death of a Shareholder, such Shareholder or his successor in title (if applicable) shall require the approval of the Management Board to keep his Shares. The foregoing provisions of this Article 12 shall be applicable mutatis mutandis, to the extent not provided otherwise in this Article 12.10. The request for approval must be made within three months after the relevant event has occurred and cannot be withdrawn. If the Management Board has not designated one or more Interested Parties or if it becomes apparent that not all of the Shares to which the request for approval relates are purchased for payment in cash, the Applicant (or his successor in title) may retain his Shares. If the request for approval is not made within said term of three months, the Company shall irrevocably be empowered to make such request and, if all Shares to which such request relates are purchased, to sell and transfer such Shares to the Interested Party or Interested Parties, as the case may be, designated by the Management Board. In that event, the Company shall pay the purchase price to the entitled party, after deduction of the expenses chargeable to him. If the Company makes the request, the Management Board shall immediately give notice thereof to the Shareholder concerned (or his successor in title).

12.11	The preceding provisions of this Article 12 shall apply by analogy to any right to subscribe for Shares and any right accruing from a Share, except any right to a payable distribution in cash.

Article 13. Pledging of Shares and Usufruct in Shares.

13.1	The provisions of Article 11 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

13.2	On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the law.

13.3	Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital. These rights shall not accrue to a pledgee or usufructuary without voting rights.

Article 14. Depositary Receipts for Shares.

The Company shall not cooperate in the issuance of registered depositary receipts for Shares.

Article 15. Management Board Members.

15.1	The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members.

15.2	Management Board members are appointed by the Shareholders’ Body.

15.3	A Management Board member may be suspended or dismissed by the Shareholders’ Body at any time.

15.4	The authority to establish remuneration and other conditions of employment for Management Board members is vested in the Shareholders’ Body.

Article 16. Duties, Decision-making Process and Allocation of Duties.

16.1	The Management Board shall be entrusted with the management of the Company.

16.2	When making Management Board resolutions, each Management Board member may cast one vote.

16.3	All resolutions of the Management Board shall be adopted by more than half of the votes cast, provided that more than half of the Management Board members is present or represented.

16.4	Meetings of the Management Board may be held by means of an assembly of its members in person at a formal meeting or by conference call, video conference or by any other means of communication, provided that all Management Board members participating in such meeting are able to communicate with each other simultaneously. Participation by a Management Board member in a meeting held in any of the above ways shall constitute presence at such meeting.

16.5	Resolutions of the Management Board may also be adopted outside a formal meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Management Board members then in office and none of them objects to the proposed manner of adopting resolutions. A report with respect to a resolution adopted other than in writing shall be prepared by a member of the Management Board. The report shall be signed by such member of the Management Board and presented to the Management Board for its information in the next meeting of the Management Board. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

16.6	The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The Shareholders’ Body may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

Article 17. Representation; Conflicts of Interest.

17.1	The Company shall be represented by the Management Board. The Authorization to represent the Company shall also accrue to two Management Board members acting jointly.

17.2	The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company. The authority of an officer thus appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more Management Board members.

17.3	In the event of a conflict of interest between the Company and one or more Management Board members, the provisions of Article 17.1 shall continue to apply unimpaired unless the Shareholders’ Body has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with one or more Management Board members in a private capacity shall be subject to the approval of the Shareholders’ Body, but the absence of such approval shall not affect the authority of the Management Board or its members to represent the Company.

Article 18. Approval of Management Board Resolutions.

18.1	The Shareholders’ Body may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

18.2	The absence of approval by the Shareholders’ Body of a resolution as referred to in this Article 18 shall not affect the authority of the Management Board or its members to represent the Company.

Article 19. Vacancy or Inability to Act.

If a seat is vacant on the Management Board (ontstentenis) or a Management Board member is unable to perform his duties (belet), the remaining Management Board members shall be temporarily entrusted with the management of the Company, provided that at least two members of the Management Board are in office and able to perform their duties. If all seats are vacant on the Management Board or all members of the Management Board members are unable to perform their duties, or if less than two members of the Management Board are in office and able to perform their duties, or if the sole member of the Management Board is unable to perform his duties, the management of the Company shall be temporarily entrusted to the person designated for that purpose by the Shareholders’ Body.

Article 20. Financial Year and Annual Accounts.

20.1	The Company’s financial year shall be the calendar year.

20.2	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the Shareholders’ Body by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

20.3	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6 or Section 2:403 of the Dutch Civil Code applies to the Company.

20.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

20.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

20.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the Shareholders’ Body.

20.7	The Shareholders’ Body shall adopt the annual accounts.

20.8	The Shareholders’ Body may grant full or limited discharge to the Management Board members for the management pursued.

Article 21. Profits and Distributions.

21.1	The allocation of profits accrued in a financial year shall be determined by the Shareholders’ Body. If the Shareholders’ Body does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

21.2	Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

21.3	The Shareholders’ Body may resolve to make interim distributions on the Shares and/or to make distributions on the Shares at the expense of any reserve of the Company. In addition, the Management Board may decide to make such interim distributions.

21.4	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded. Any distributions to the holders of the Shares shall be made in proportion to the sum of the aggregate nominal amount of their Shares, without prejudice to the provision of the previous sentence.

21.5	Distributions on Shares shall be made payable immediately after the resolution to make the distribution, unless another date of payment has been determined in the resolution.

21.6	A claim of a Shareholder for payment of a distribution on Shares shall be barred after five years have elapsed.

Article 22. General Meetings of Shareholders.

22.1	The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

22.2	Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.

22.3	Shareholders representing in the aggregate at least one-tenth of the Company’s issued capital may request the Management Board to convene a General Meeting of Shareholders, stating specifically the subjects to be discussed. If the Management Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

Article 23. Notice, Agenda and Venue of Meetings.

23.1	Notice of General Meetings of Shareholders shall be given by the Management Board. Furthermore, notice of General Meetings of Share-holders may be given by persons to whom voting rights to Shares accrue representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 22.3.

23.2	Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

23.3	The notice of the meeting shall specify the subjects to be discussed. Subjects which were not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 23.2.

23.4	A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Shareholders who individually or jointly represent at least one percent of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

23.5	The notice of the meeting shall be sent to the addresses of the Shareholders shown in the register of Shareholders.

23.6	General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings of Shareholders may also be held elsewhere, but in that case valid resolutions of the Shareholders’ Body may only be adopted if all of the Company’s issued capital is represented.

Article 24. Admittance and Rights at Meetings.

24.1	Each Shareholder shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Shareholders may be represented in a meeting by a proxy authorized in writing.

24.2	At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

24.3	The Management Board members shall, as such, have the right to give advice in the General Meetings of Shareholders.

24.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 25. Chairperson and Secretary of the Meeting.

25.1	The chairperson of a General Meeting of Shareholders shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

25.2	The chairperson of the meeting shall appoint a secretary for the meeting.

Article 26. Minutes; Recording of Shareholders’ Resolutions.

26.1	The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

26.2	The Management Board shall keep record of all resolutions adopted by the Shareholders’ Body. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders. On application, each of them shall be provided with a copy of or an extract from the records.

Article 27. Adoption of Resolutions in a Meeting.

27.1	Each Share confers the right to cast one vote.

27.2	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the Shareholders’ Body shall be adopted by more than half of the votes cast.

27.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

27.4	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the Shareholders’ Body may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote.

27.5	In the Shareholders’ Body, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a Subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such Subsidiary. The Company or a Subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

Article 28. Adoption of Resolutions without holding Meetings.

28.1	Resolutions of the Shareholders’ Body may also be adopted in writing without holding a General Meeting of Shareholders, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 24.3 shall apply by analogy.

28.2	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 26.2.

Article 29. Amendment of the Articles of Association.

The Shareholders’ Body may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting of Shareholders, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders, until the conclusion of the meeting.

Article 30. Dissolution and Liquidation.

30.1	The Company may be dissolved pursuant to a resolution to that effect by the Shareholders’ Body. When a proposal to dissolve the Company is to be made at a General Meeting of Shareholders, this must be stated in the notice of such meeting.

30.2	If the Company is dissolved pursuant to a resolution of the Shareholders’ Body, the Management Board members shall become liquidators of the dissolved Company’s property. The Shareholders’ Body may decide to appoint other persons as liquidators.

30.3	During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

30.4	The balance remaining after payment of debts of the dissolved Company shall, to the extent possible, be distributed to the holders of the Shares in proportion to the sum of the aggregate nominal amount of their Shares.

30.5	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.